EXHIBIT 19.1
SERVICE CORPORATION INTERNATIONAL
SECURITIES TRADING AND INVESTMENT POLICY

1.PURPOSE AND SCOPE

This Securities Trading and Investment Policy (the “Policy”) is intended to provide guidance to all directors, officers, employees, and associates (collectively, “Company Associates”) of Service Corporation International and all of its subsidiaries (the “Company”) with regard to transactions involving the Company’s Securities and, in limited circumstances, the Securities of certain other issuers. All Company Associates must become familiar with and comply with the provisions of this Policy in order to avoid situations that might be detrimental to the Company. For any clarification of this Policy, contact the office of the General Counsel. Certain capitalized terms used in this Policy are defined in Article VIII hereof.
Any breach of this Policy will constitute a disciplinary offense and may result in discipline, including termination of employment.

I. GENERAL POLICY PERTAINING TO SECURITIES TRANSACTIONS

A. Trading While in Possession of Material, Non-Public Information

Company Associates may not, while in possession of any Material, Non-Public Information concerning the Company, buy, sell, gift or recommend the purchase or sale of the Company’s Securities for his or her own account or the accounts of others. In addition, Company Associates who, in the course of working for the Company, learn of Material Non-Public Information about another publicly traded company, including a customer, supplier partner or competitor of the Company, may not buy, sell, gift or recommend the purchase or sale of that other company’s securities. Insider trading restrictions apply only if the information possessed is Material and Non-Public. Information is generally regarded as “Material” if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Examples of Non-Public Information, which could be deemed Material include, but are not limited to:

1.Advance earnings reports, changes in earnings estimates or unusual gains or losses in major operations;
2.Proposed material acquisition, merger, divestiture, recapitalization, strategic alliance, licensing arrangement, investment, or purchase or sale of substantial assets;
3.Significant write-downs in assets or increases in reserves;
4.Liquidity problems;
5.Substantial defrauding of the Company by an Insider or others;

6.Widespread management reorganizations;

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7.Major changes in accounting methods or policies
8.Increase or decrease in dividend payments;
9.Securities offerings or extraordinary borrowings;
10.Change in debt ratings;
11.Material cybersecurity incidents;
12.Major new customers or products, or the award or loss of a significant contract; and
13.Material developments in litigation or governmental proceedings.

Insider trading prohibitions apply only when a Company Associate possesses information that is Material and Non-public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “Public” the information must have been disseminated in a manner designed to reach investors generally (such as a press release or SEC filing), and the market must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, a Company Associate must wait until the close of business on the trading day after the information was publicly disclosed before a Company Associate can treat the information as public.

This list is not exhaustive. If in doubt concerning the possession of Material Non-Public Information, the materiality of which is not clear, please either contact the office of the General Counsel for assistance or assume that the information is Material, Non-Public Information and treat it as confidential and refrain from trading.

B. Consultants and Temporary Associates

The prohibition against trading while in possession of Material, Non-Public Information applies to all persons connected with the Company, including consultants and temporary associates. Supervisory Company Associates shall ensure that consultants and temporary associates who have access to Material, Non-Public Information about the Company understand the prohibition against insider trading and tipping.

C. Special Situations

1.Associate Benefit Plans
The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or by Company Associates to associate benefit plans (e.g., 401K or stock purchase plans), which are used to purchase Company Securities pursuant to an associate’s advance instructions. Company Associates, however, may not alter their instructions regarding the purchase or sale of Company Securities in such plans, or make discretionary transfers into or out of Company Securities in such plans, while in the possession of Material, Non-Public Information. Furthermore, Section 16 Reporting Persons and Designated Persons may not alter their instructions regarding the purchase or sale of Company Securities in such plans, or make discretionary transfers into or out of Company Securities in such plans, except during a Trading Window set forth in this policy.

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2.Rule 10b5-1 Trading Plans
Company Policy permits Company Associates to trade in Company Securities regardless of their awareness of Material, Non-Public Information if the transaction is made pursuant to a prearranged trading plan that was entered into when the associate was not in possession of Material, Non-Public Information (a “Rule 10b5- 1 Trading Plan”) and otherwise meets the requirements of Rule 10b5-1 of the rules and regulations promulgated under the Exchange Act, including with respect to applicable cooling-off periods and restrictions on the existence of multiple, overlapping Rule 10b5-1 Trading Plans. Section 16 Reporting Persons must contact the office of the General Counsel prior to executing any Rule 10b5-1 plan or any trade thereunder.

3.Transactions Among Insiders
The trading prohibitions and restrictions set forth in this Policy do not apply to transactions in Company Securities in which all parties have access to Material, Non-Public Information, such as exercising stock options for cash. Such access could arise pursuant to (i) the party’s position with the Company, such as an officer or director, or (ii) disclosure of Material, Non-Public Information provided by the Company to the party. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to the trading prohibitions and restrictions set forth in this Policy. Any person who intends to enter a transaction under this paragraph must contact the office of the General Counsel prior to executing any trade.

4.Special Blackout Periods
From time to time a potentially material event or set of circumstances (such as merger and acquisition activities) may require the Company to implement a blackout period related to that specific event or set of circumstances (a “Special Blackout Period”). If a Company Associate could have access to Material, Non- Public Information concerning that event or circumstances, the Company may designate such Company Associate as being subject to the Special Blackout Period. If a Company Associate is made subject to a Special Blackout Period, such Company Associate may not engage in any transaction involving the purchase, sale or gift of the Company’s stock until advised that the Special Blackout Period has been terminated. Company Associates made aware of the existence of a Special Blackout Period may not disclose the existence of the Special Blackout Period to any other person. Further, if a Company Associate has Material, Non-Public Information relating to another company as a result of such person’s knowledge of a Special Blackout Period, that Company Associate may not trade in the securities of the other company while in possession of such information.

D. Applicability of this Policy to Associates’ Family Members and other Related Parties

This Policy applies not only to Company Associates but also to Company Associates’ spouses, minor children, other relatives who live in their households and trusts and similar entities with respect to which Company Associates are trustees or otherwise enjoy beneficial

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ownership (each, a “Related Party”). For example, (i) a Related Party of a Company Associate may not purchase Company Securities while the Company Associate is in possession of Material, Non-Public Information, even if the associate does not actually “tip” the Related Party regarding such information, and (ii) a Related Party of a Section 16 Reporting Person is subject to the Pre-clearance and trading window restrictions set forth in this Policy.

III. ADDITIONAL GUIDELINES FOR SECTION 16 REPORTING PERSONS AND DESIGNATED PERSONS

A. Trading Pre-Clearance

In addition to the above restrictions, the executive officers and directors of the Company and beneficial owners of 10% or more of Company Securities (collectively, “Section 16 Reporting Persons”) must contact the office of the General Counsel prior to executing any trade involving Company Securities to obtain prior clearance (“Pre-clearance”). Aside from transactions under an approved Rule 10b5-1 Plan, Section 16 Reporting Persons may not, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company Security at any time without first obtaining Pre-clearance. Pre-clearance does not constitute legal advice or ensure compliance with securities laws. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction order is not placed during the two-day period, Pre-clearance of the transaction must be re-requested. Notwithstanding receipt of Pre-clearance, if the Section 16 Reporting Person becomes aware of Material, Non-Public Information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

B. Trading Window

Section 16 Reporting Persons and Designated Persons may trade in Company Securities only during the period called the “Trading Window.” The Trading Window will open after there has occurred one full trading day following the public release of Company quarterly earnings. The Trading Window will close at the end of the fourteenth day of the third month of a fiscal quarter. For example, if the first quarter earnings of the Company are released on the evening of Tuesday, May 10, then the Trading Window opens on Thursday, May 12 and closes at the close of business on June 14. A blackout period would then be in effect until the next Trading Window opens. Notwithstanding the foregoing, trading during a window period is not allowed if the person possesses Material, Non-Public Information about the Company.

C. Reporting of Changes in Beneficial Ownership of Section 16 Reporting Persons

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires reporting to the Securities and Exchange Commission (the “SEC”) by Section 16 Reporting Persons of any and all changes in beneficial ownership of the Company’s Securities. An initial ownership report is filed on SEC Form 3. In general, upon the sale, purchase or gift of any shares of the Company’s common stock or other Securities, or the grant or exercise of any stock options, the

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filing of a SEC Form 4 reporting the change in beneficial ownership is mandatory. Certain other changes in beneficial ownership are also required to be reported on Form 4. The Form 4 is due within two days after the change in beneficial ownership occurs. An SEC Form 5 is filed after the year-end disclosing transactions and holdings exempt from prior reporting, as well as transactions and holdings that should have been reported previously but were not. If the proper forms are not timely filed, the Company must disclose these delinquencies in its next annual proxy statement.

D. Short-Swing Transactions of Section 16 Reporting Persons

In general, Section 16(b) of the Exchange Act provides that any profit realized by a Section 16 Reporting Person in connection with a purchase and a sale of the Company’s stock or other Securities within a six-month period must be paid to the Company and cannot be retained by the Section 16 Reporting Person. For this purpose, it does not matter whether the purchase or sale occurs first. It is also not necessary for the same shares to be involved in each of the matched transactions. Transactions are paired so as to match the lowest purchase price and the highest sales price within a six-month period, thus obtaining the maximum spread. The courts may apply these provisions with mechanical rigidity to require the maximum payment by the Reporting Person; moreover, good faith on the part of the Section 16 Reporting Person is no defense.

The rules apply to all of the Company’s stock or other Securities “beneficially” owned by a Section 16 Reporting Person. Beneficial ownership may include indirect ownership of Securities, for example, through trusts or estates. In some circumstances, Securities held by close relatives of a person are considered beneficially owned by such person, and a purchase (or sale) by one person may be matchable with a sale (or purchase) by a close relative to produce a recoverable profit.

IV. CONFIDENTIALITY

Company Associates are responsible for maintaining the confidentiality of information concerning the Company. In the context of the antifraud provisions of federal securities laws, the duty not to disclose Material, Non-Public Information has far-reaching implications. The Exchange Act imposes upon sellers or buyers of Securities who are in possession of Material, Non-Public Information an affirmative duty either to disclose before trading or to abstain from trading. When the buyer or seller is a corporate Insider, who has a duty not to disclose, the only option is not to trade.

The law also imposes “tipper liability” upon anyone who discloses, for other than for a corporate purpose, Material, Non-Public Information to an outsider who either utilizes that information to effect changes in an investment portfolio or passes the information along to someone else who effects such changes, even though the tipper does not profit.

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V. INQUIRIES FROM THE INVESTMENT COMMUNITY AND DISCUSSIONS WITH UNDERWRITERS, ANALYSTS AND OTHER OUTSIDE CONSULTANTS

Only designated individuals are authorized to respond to inquiries from the investment community. All communications with securities analysts, institutional investors and similar parties by authorized individuals must:

1.Avoid giving an inquirer information that the issuer would not willingly give or has not given to the press for publication;

2. Avoid giving information to one inquirer that would not be given to another; and

3.Be published immediately if any substantive unpublished information is revealed during the course of a discussion with any analyst, institutional investor or similar party.

VI. DISSEMINATION OF MATERIAL, NON-PUBLIC INFORMATION FOR SPECIFIC CORPORATE PURPOSES TO ACCOUNTANTS, LAWYERS AND SIMILAR OUTSIDE CONSULTANTS

When a Company Associate reveals Material, Non-Public Information for a corporate purpose, such Company Associate should specifically designate the information as confidential. For example, Material, Non-Public Information, which is given to an investment banker retained to assist in an acquisition is confidential information, which may legitimately be given to the investment banker. It is, in other words, given for a “corporate purpose.” Nevertheless, to avoid tipper liability, the Company Associate must make it clear that the information given is confidential. In some instances, the office of the General Counsel may require the use of a written confidentiality agreement.

VII. PENALTIES AND OTHER SANCTIONS.

Liability for the misuse of Material, Non-Public Information in connection with Securities transactions varies depending upon whether the action is a civil proceeding or an enforcement proceeding instituted by the SEC.

The Insider Trading and Securities Fraud Enforcement Act of 1988 gives the SEC the authority to seek civil monetary penalties of up to three times the amount of profit realized, or loss avoided, for illegal insider trading or tipping. As a general rule, the profit realized, or loss avoided, will be computed so as to produce the maximum penalty. The SEC may also impose civil monetary penalties against corporate entities, employers or other control persons for violations by their associates or controlled persons, or for failing to take the appropriate steps to prevent the occurrence of such violations. In addition, (i) consequential damages for fraud may be recovered, (ii) prejudgment interest may be awarded at the discretion of the court and (iii) the Insider may be permanently enjoined from engaging in any further Securities transactions.

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A violator of any provision of the Exchange Act may also be prosecuted criminally if the requisite elements of intent are shown; this could result in a fine of up to $5,000,000, up to twenty years imprisonment, or both.

Violation of the securities laws by any Company Associate is grounds for dismissal, whether or not such violation is the subject of any SEC prosecution or civil litigation.

VIII. DEFINITIONS

“Designated Persons” means Company Associates who are designated by management as having frequent access to Material, Non-Public Information.

“Insider” means, for the purposes of this Policy and the provisions of the securities laws upon which they are based (primarily Section 10(b) of the Exchange Act), any Company Associate. Also, such Company Associates are potentially Insiders of the persons and entities with which they do business due to special access to their information intended to be utilized for a corporate purpose. Immediate family members, family trusts and close associates may also be considered Insiders.

Examples:
1.An executive of Company X who received Material, Non-Public Information about Company Y from Company Y’s CEO, a long-time friend and business associate, was held to be a “temporary Insider” of Company Y.
2.A secretary who prepares documents relating to a pending acquisition is an Insider of both parties to the acquisition.

“Securities” means both equity and debt issues, voting or non-voting, including common stock, options and any other securities, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to any other securities.

“Tipper” means one who discloses Material, Non-Public Information, other than for a corporate purpose, to a third party who then either effects beneficial changes in an investment portfolio or passes the information along to someone else who effects such changes.

Last Updated: May 2, 2023